Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS SECOND QUARTER U.S. GAAP EARNINGS OF
$1.31 PER DILUTED SHARE

EXCLUDING NON-RECURRING ITEMS, THE COMPANY POSTS RECORD EARNINGS OF
$1.12 PER DILUTED SHARE (UP 44%)

RAISES 2011 FULL YEAR EARNINGS GUIDANCE TO $4.25 TO $4.45 PER DILUTED SHARE EXCLUDING NON-RECURRING ITEMS

Auburn Hills, Michigan, July 28, 2011 – BorgWarner Inc. (NYSE: BWA) today reported second quarter 2011 U.S. GAAP earnings of $1.31 per diluted share. Excluding non-recurring items, earnings were $1.12 per diluted share, a new record for the company, up 44% from $0.78 per diluted share in second quarter 2010. Sales were up 28% from second quarter 2010, while global vehicle production was down approximately 2%.

Second Quarter Highlights:

•	Record sales of $1,819 million, up 28% from second quarter 2010.

•
Record earnings of $1.12 per diluted share, excluding net gains of $0.14 per diluted share related to a patent infringement settlement payment from Honeywell and $0.05 per diluted share related to tax adjustments.

◦	Including these non-recurring items, and on a U.S. GAAP basis, earnings were $1.31 per diluted share.

•	Operating income of $199 million, or 11.0% of sales, excluding the $29 million pre-tax gain related to the Honeywell settlement.

•	Earnings guidance for 2011, excluding non-recurring items, raised to $4.25 to $4.45 per diluted share from $3.85 to $4.15 per diluted share.

Second Quarter Performance: “Our business continued to strengthen in the second quarter,” said Timothy Manganello, Chairman and CEO of BorgWarner. “Increased global demand for our advanced powertrain technology, focused on improving fuel economy, performance and emissions reduction, continued to drive growth for our company far in excess of industry growth. Excluding the impact of currency and sales related to the acquisition of Haldex Traction Systems, which closed in first quarter 2011, our sales were up approximately 15% in the second quarter, compared with a 2% decline in global vehicle production. While growing our sales in the quarter, we also successfully managed costs, commodity pressures and the impact of the Japanese earthquake. This resulted in a strong operating income margin of 11.0%, excluding a non-recurring item.”

2011 Outlook: Today the company raised its 2011 earnings guidance range, excluding non-recurring items, to $4.25 to $4.45 per diluted share from $3.85 to $4.15 per diluted share. Revenue growth in 2011 is now expected to be 25% to 28% compared with 2010, up from the previous guidance range of 19% to 23%. “Our business continues to gain momentum,” Manganello said. “Our improved outlook is largely due to additional new business growth and good cost controls at our operations. We also raised our forecast for the U.S. Dollar to Euro exchange rate to $1.40 from $1.32 previously. Approximately 3% of our expected revenue growth, and approximately $0.12 per diluted share of our earnings growth, is related to foreign currency exchange rates."

Financial Results: Sales were $1,819 million in second quarter 2011, up 28% from $1,422 million in second quarter 2010. Net earnings in the quarter were $162 million, or $1.31 per diluted share, compared with $83 million, or $0.68 per diluted share, in second quarter 2010. Second quarter 2011 net earnings included non-recurring items of $0.19 per diluted share. Second quarter 2010 net earnings included net non-recurring items of $(0.10) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the Euro, increased sales by $135 million, and increased net earnings approximately $0.10 per diluted share, in second quarter 2011 compared with second quarter 2010.

For the first six months of 2011, sales were $3,549 million, up 31% compared with $2,709 million in the first six months of 2010. Net earnings in the first six months of 2011 was $287 million, or $2.30 per diluted share, compared with $159 million, or $1.31 per diluted share, in the first six months of 2010. Net earnings in the first six months of 2011 included non-recurring items of $0.19 per diluted share. Net earnings in the first six months of 2010 included net non-recurring items of $(0.12) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the Company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the Euro, increased sales by $141 million, and increased net earnings approximately $0.12 per diluted share, in the first six months of 2011 compared with the first six months of 2010.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share	Second Quarter		First Six Months
	2011	2010	2011	2010

Non – U.S. GAAP	$1.12	$0.78	$2.11	$1.42

Reconciliations:
Honeywell patent infringement settlement	0.14		0.14
Tax adjustments	0.05		0.05
Environmental litigation settlement		(0.14)		(0.14)
BERU-Eichenauer equity investment gain		0.04		0.04
Medicare Part D tax law change				(0.02)

U.S. GAAP	$1.31	$0.68	$2.30	$1.31	*

* Column does not add due to rounding

Net cash provided by operating activities was $250 million in the first six months of 2011 compared with $208 million in first six months of 2010. Investments in capital expenditures, including tooling outlays, totaled $160 million in the first six months of 2011, compared with $107 million in the first six months of 2010. Balance sheet debt increased by $269 million and cash on hand decreased by $78 million compared with the end of 2010, primarily due to the Haldex acquisition and share repurchases. The ratio of balance sheet debt net of cash to capital was 30.1% at the end of second quarter 2011 compared with 24.0% at the end of 2010.

Engine Group Results: Engine segment net sales were $1,298 million in second quarter 2011, up 28% from $1,018 million in the prior year’s quarter as a result of strong global sales growth in nearly all major product groups. Excluding the impact of currency, sales were up approximately 17%. Adjusted earnings before interest, income taxes and non-controlling interest ("adjusted EBIT") were $197 million in second quarter 2011, up 48% from $133 million in second quarter 2010.

Drivetrain Group Results: Drivetrain segment net sales were $526 million in second quarter 2011, up 29% from $409 million in the prior year’s quarter as a result of strong four-wheel drive system and traditional transmission component sales in Korea, higher dual clutch transmission module sales in Europe, and the Haldex acquisition. Excluding the impact of currency and the Haldex acquisition, sales were up approximately 9%. Adjusted EBIT was $39 million in second quarter 2011, up 4% from $37 million in second quarter 2010.

Recent Highlights:

•	BorgWarner supplies its Torque-On-Demand® transfer case for the Tata Aria, India's first four-wheel drive cross-over vehicle.

•
In China, BorgWarner's variable turbine geometry (VTG) turbochargers and Torque-On-Demand® transfer cases are featured on the Great Wall Motor Company's new 2.0-liter Hover/Haval H5 sports-utility vehicle (SUV). This engine also utilizes BorgWarner's self-regulating glow plugs and exhaust gas recirculation (EGR) valves. This turbocharged diesel engine will also be available in the light commercial vehicle and medium car segment soon.

•
BorgWarner supplies Fiat's new 0.9L TwinAir gasoline engine with compact plug top ignition coils. BorgWarner's smaller, modular ignition coils are designed to accommodate the tight spacing available in today's downsized engines while providing more power and more reliable starts.

•
BorgWarner's award-winning regulated two-stage (R2S) turbocharging technology boosts performance and helps lower emissions for the Fiat Powertrain Technologies (FPT) 3.0-litre F1C common-rail diesel engine. Available in Europe and Asia since 2009, the four-cylinder engine is now available in the North American market for the first time. One of Asia's leading commercial vehicle manufacturers is also offering this fuel-efficient engine for its next generation of medium-duty trucks in the U.S. and Canada, and plans to offer it in over 40 countries by the end of 2012. BorgWarner's R2S technology helps the engine comply with EPA 2010 emissions standards while improving fuel economy up to 10 percent compared with its predecessor.

•
A first for Class 8 commercial trucks in North America, BorgWarner Thermal Systems now supplies Visctronic® fan drives as optional equipment for Freightliner Cascadia trucks powered by DD13 and DD15 engines. Engineered for optimal efficiency, BorgWarner's electronically controlled Visctronic® fan drives operate only when needed and at the appropriate speed, freeing up engine power and contributing to better fuel economy.

•
BorgWarner and Honeywell have resolved BorgWarner's patent infringement claims against Honeywell. Under the terms of the agreement, Honeywell has paid $32.5 million for a paid up license to use the asserted BorgWarner patents. The lawsuit involved three BorgWarner patents relating to the design and manufacture of cast titanium compressor wheels, used in turbochargers.

At 9:30 a.m. ET today, a brief conference call concerning second quarter results will be webcast at: http://www.borgwarner.com/en/Investors/Webcasts/default.aspx.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The Company operates manufacturing and technical facilities in 59 locations in 19 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$1,818.8	$1,421.7	$3,549.2	$2,708.5
Cost of sales	1,461.7	1,146.3	2,849.3	2,194.6
Gross profit	357.1	275.4	699.9	513.9

Selling, general and administrative expenses	157.7	137.8	322.8	268.1
Other (income) expense	(28.9)	20.3	(30.5)	21.9
Operating income	228.3	117.3	407.6	223.9

Equity in affiliates’ earnings, net of tax	(8.1)	(10.0)	(16.5)	(19.3)
Interest income	(1.2)	(0.6)	(2.2)	(1.2)
Interest expense and finance charges	20.5	14.2	38.9	28.4
Earnings before income taxes and noncontrolling interest	217.1	113.7	387.4	216.0

Provision for income taxes	49.8	26.0	90.7	46.9
Net earnings	167.3	87.7	296.7	169.1

Net earnings attributable to the noncontrolling interest, net of tax	5.3	4.9	10.2	10.1
Net earnings attributable to BorgWarner Inc.	$162.0	$82.8	$286.5	$159.0

Reconciliation to diluted earnings per share:
Net earnings attributable to BorgWarner Inc.	$162.0	$82.8	$286.5	$159.0
Adjustment for net interest expense on convertible notes	5.4	5.1	10.6	10.1
Diluted net earnings attributable to BorgWarner Inc.	$167.4	$87.9	$297.1	$169.1

Earnings per share — diluted	$1.31	$0.68	$2.30	$1.31

Weighted average shares outstanding — diluted	128.1	129.1	129.2	129.4

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Capital expenditures, including tooling outlays	$89.7	$52.1	$159.9	$107.4

Depreciation and amortization:
Fixed assets and tooling	$64.1	$57.4	$125.0	$114.5
Intangible assets and other	8.2	7.1	15.1	13.6
	$72.3	$64.5	$140.1	$128.1

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Engine	$1,297.9	$1,017.6	$2,547.3	$1,923.6
Drivetrain	525.7	408.7	1,012.1	794.5
Inter-segment eliminations	(4.8)	(4.6)	(10.2)	(9.6)
Net sales	$1,818.8	$1,421.7	$3,549.2	$2,708.5

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Engine	$197.2	$132.8	$383.3	$239.5
Drivetrain	38.9	37.3	70.9	74.0
Adjusted EBIT	236.1	170.1	454.2	313.5
Patent infringement settlement, net of legal costs incurred	(29.1)	—	(29.1)	—
Environmental litigation settlement	—	28.0	—	28.0
BERU - Eichenauer equity investment gain	—	(8.0)	—	(8.0)
Corporate, including equity in affiliates' earnings and stock-based compensation	28.8	22.8	59.2	50.3
Interest income	(1.2)	(0.6)	(2.2)	(1.2)
Interest expense and finance charges	20.5	14.2	38.9	28.4
Earnings before income taxes and noncontrolling interest	217.1	113.7	387.4	216.0
Provision for income taxes	49.8	26.0	90.7	46.9
Net earnings	167.3	87.7	296.7	169.1
Net earnings attributable to the noncontrolling interest, net of tax	5.3	4.9	10.2	10.1
Net earnings attributable to BorgWarner Inc.	$162.0	$82.8	$286.5	$159.0

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30, 2011	December 31, 2010
Assets

Cash	$372.4	$449.9
Receivables, net	1,269.9	1,023.9
Inventories, net	495.5	430.6
Other current assets	167.9	155.5
Total current assets	2,305.7	2,059.9

Property, plant and equipment, net	1,681.4	1,542.6
Other non-current assets	2,238.9	1,952.5
Total assets	$6,226.0	$5,555.0

Liabilities and Equity

Notes payable and other short-term debt	$165.8	$122.4
Current portion of long-term debt	363.6	6.1
Accounts payable and accrued expenses	1,362.1	1,224.1
Income taxes payable	45.1	39.7
Total current liabilities	1,936.6	1,392.3

Long-term debt	919.5	1,051.9
Other non-current liabilities	871.4	801.0

Total BorgWarner Inc. stockholders’ equity	2,430.9	2,258.6
Noncontrolling interest	67.6	51.2
Total equity	2,498.5	2,309.8

Total liabilities and equity	$6,226.0	$5,555.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2011	2010
Operating
Net earnings	$296.7	$169.1
Non-cash charges (credits) to operations:
Depreciation and amortization	140.1	128.1
Environmental litigation settlement, net of cash paid	—	28.0
Bond amortization	9.8	8.9
Deferred income tax benefit	(14.6)	(15.7)
BERU - Eichenauer equity investment gain	—	(8.0)
Other non-cash items	(9.1)	(8.1)
Net earnings adjusted for non-cash charges to operations	422.9	302.3
Changes in assets and liabilities	(173.3)	(94.0)
Net cash provided by operating activities	249.6	208.3

Investing
Capital expenditures, including tooling outlays	(159.9)	(107.4)
Net proceeds from asset disposals	5.5	3.9
Payments for business acquired, net of cash acquired	(203.7)	(164.7)
Net proceeds from sale of business	2.1	5.0
Net cash used in investing activities	(356.0)	(263.2)

Financing
Net increase in notes payable	37.0	67.8
Additions to long-term debt, net of debt issuance costs	353.9	—
Repayments of long-term debt, including current portion	(139.7)	(11.2)
Payment for purchase of treasury stock	(268.8)	(154.8)
Proceeds from stock options exercised, including the tax benefit	38.2	23.7
Taxes paid on restricted stock award vestings	(14.4)	—
Capital contribution from noncontrolling interest	19.5	—
Dividends paid to noncontrolling stockholders	(9.2)	(7.8)
Net cash used in financing activities	16.5	(82.3)

Effect of exchange rate changes on cash	12.4	(32.7)

Net decrease in cash	(77.5)	(169.9)

Cash at beginning of year	449.9	357.4
Cash at end of period	$372.4	$187.5